Exhibit 10.3

TAX INDEMNITY AND SHARING AGREEMENT

This Tax Indemnity and Sharing Agreement (the “Agreement”) is dated as of ____________ __, 2023, between LICT Corporation (“LICT”) and MachTen, Inc. (“SPINCO”). As used herein, LICT on the one hand, and SPINCO, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

WHEREAS, prior to the Distribution, SPINCO is a wholly owned Subsidiary of LICT that has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Distribution and the transactions contemplated by the Separation and Distribution Agreement, dated as of [•], 2023, entered into by LICT and SPINCO (the “Separation Agreement”);

WHEREAS, the Board of Directors of LICT has determined that it is in the best interests of LICT and its stockholders to separate the SPINCO Business and the SPINCO Companies from the LICT Business;

WHEREAS, in furtherance of the foregoing, the Board of Directors of LICT has determined that it is in the best interests of LICT and its stockholders to distribute to the holders of the issued and outstanding shares of common stock of LICT (the “LICT Common Stock”) as of the Record Date (as defined in the Separation Agreement), by means of a pro rata dividend, 81% of the issued and outstanding shares of common stock of SPINCO (the “SPINCO Common Stock”) (the “Distribution”), with 19% of the SPINCO Common Stock to be retained by LICT (the “Retained SPINCO Common Stock”);

WHEREAS, the Distribution will be preceded by, among other things, the Internal Transactions (as defined in the Separation Agreement), pursuant to which, among other things, all of the stock of the Michigan Businesses will be contributed by LICT to SPINCO in exchange for SPINCO Common Stock, as may be necessary for LICT to retain 100% ownership of SPINCO, and certain proceeds of the LMT Holding Financing Arrangements (such proceeds, the “Cash Proceeds,” and such contribution, (the “Contribution”);

WHEREAS, LICT will transfer the Cash Proceeds to its stockholders and/or one or more LICT creditors (the “Boot Purge”) in connection with the Contribution and Distribution;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Distribution qualify as a tax-free transaction under Sections 355(a) and 361(c) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law), and (iii) the Boot Purge qualify as money distributed to LICT’s stockholders and/or one or more LICT’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code, and it is a condition to the Distribution that LICT will have obtained the Tax Opinion as contemplated by Section 3.3(f) of the Separation Agreement;

WHEREAS, this Agreement, together with the Separation Agreement, other Ancillary Agreements and documents implementing the Contribution, Distribution, and Boot Purge, is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Active Trade or Business” means the SPINCO Business, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which the SPNCO Companies were engaged in immediately prior to the Distribution.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided however, that for the purposes of this Agreement from and after the Distribution, no LICT Company shall be deemed to be an Affiliate of any SPINCO Company, and no SPINCO Company shall be deemed to be an Affiliate of any LICT Company.

“Boot Purge” shall have the meaning set forth in the Recitals hereto.

“Cash Proceeds” shall have the meaning set forth in the Recitals hereto.

“Code” shall have the meaning set forth in the Recitals hereto.

“Combined State Tax” means, with respect to each state or local Tax Authority, any income or franchise tax payable to such state or local Tax Authority in which any of the SPINCO Companies files Tax Returns with any of the LICT Companies on a consolidated, combined or unitary basis for purposes of such income tax or franchise tax, including any related interest and any penalties, additions to such tax, or additional amounts imposed with respect thereto.

“Contribution” shall have the meaning set forth in the Recitals hereto.

“Distribution” shall have the meaning set forth in the Recitals hereto.

“Distribution Date” shall mean the date on which the Distribution becomes effective.

“Distribution Taxes” shall mean any Taxes imposed on, increase in Taxes incurred by, or reduction of a Tax Asset of LICT, and any Taxes that are paid or reimbursed by LICT in connection with the Distribution, together with any fines or penalties, pursuant to a Final Determination resulting from, or arising in connection with, the failure of the Distribution to quality as a tax-free transaction under Section 355 or Section 368 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) to the Distribution) or corresponding provisions of the laws of any other jurisdictions.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code and any related interest and any penalties, additions to such Tax, or additional amounts imposed with respect thereto.

“Final Determination” shall mean (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign Tax Authority; (iii) the payment of Tax by any member of the LICT Consolidated Group with respect to any item disallowed or adjusted by a Tax Authority, provided that LICT determines that no action should be taken to recoup such payment; or (iv) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended returns, or appeals from adverse determinations.

“IRS” shall mean the United States Internal Revenue Service.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“LICT Businesses” shall mean all of the businesses conducted at any time prior to the Distribution by LICT or its Subsidiaries which are not SPINCO Businesses.

“LICT Common Stock” shall have the meaning set forth in the Recitals hereto.

“LICT Companies” shall mean LICT and its Subsidiaries after giving effect to the Distribution.

“LICT Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which LICT was the common parent corporation and SPINCO was a member during the PreDistribution Period.

“LICT Tax Representations” means the representations of an officer of LICT, dated as of [__], in form and substance reasonably satisfactory to the Tax Advisor, delivered to the Tax Advisor in connection with the Tax Opinion.

“LMT Holding Financing Arrangements” means that certain indebtedness to be incurred by LMT Holding LLC in an aggregate principal amount of approximately $20 million in the form of a senior secured line of credit.

“Michigan Businesses” means, collectively, LMT Holding Corporation, Lynch Michigan Telephone Holding Corporation, Upper Peninsula Telephone Company, Michigan Central Broadband Company, LLC, and Alpha Communications Limited, Inc.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

“Pre-Distribution Period” means any taxable year (or portion thereof) ending on or before the close of business on the Distribution Date.

“Retained SPINCO Common Stock” shall have the meaning set forth in the Recitals hereto.

“Separation Agreement” shall have the meaning set forth in the Recitals hereto.

“Separation Transactions” shall mean the Distributions and the other transactions contemplated by the Separation Agreement.

“SPINCO Businesses” shall mean all of the businesses conducted at or at any time prior to the Distribution by the LICT and persons which are Subsidiaries of LICT in respect of the Michigan Businesses at the time of the Distribution.

“SPINCO Common Stock” shall have the meaning set forth in the Recitals hereto.

“SPINCO Companies” shall mean SPINCO and its Subsidiaries determined after giving effect to the Distribution.

“SPINCO Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the SPINCO Companies after the time of Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the time of Distribution involving the capital stock of SPINCO or any assets of any member of the SPINCO Companies or (c) any breach by any member of the SPINCO Companies after the time of Distribution of any representation, warranty or covenant made by it in this Agreement, that, in each case, would affect the Tax-Free Status; provided, however, that the term “SPINCO Disqualifying Action” shall not include any action entered into pursuant to any Transaction Document (other than this Agreement) or that is undertaken pursuant to the Internal Transactions or the Distribution.

“SPINCO Federal Income Tax Liability” shall mean, with respect to any taxable year (or portion thereof) in the PreDistribution Period, the sum of each of the SPINCO Companies’ Liabilities for Federal Income Taxes (except to the extent attributable to LICT’s negligence) for such taxable year (or portion thereof), computed on a stand-alone basis as if such SPINCO Company was not and never was part of the LICT Consolidated Group (provided, however, that transactions with the LICT Companies or between the SPINCO Companies shall be reflected in such computation according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions). Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any taxable year of any of the LICT Companies, (B) with regard to net operating loss, capital loss and credit carryforwards and carrybacks from earlier taxable years of the SPINCO Companies, (C) reflecting the positions, elections and accounting methods and periods used with respect to the SPINCO Companies in preparing LICT’s consolidated Federal Income Tax Returns and (D) in the case of a SPINCO Company that is a disregarded entity, partnership or other flow-through entity for U.S. federal income tax purposes, by treating such entity as a separate entity subject to U.S. federal corporate income tax.

“SPINCO State Tax Liability” shall mean with respect to any taxable year (or portion thereof) in the PreDistribution Period (i) in which the LICT Companies and any of the SPINCO Companies filed a consolidated, unitary or combined state income tax or franchise Tax Return (a “Combined Return”), SPINCO’s share of the Combined State Taxes with respect to a Combined Return, (except to the extent attributable to LICT’s negligence),determined by taking the aggregate state income tax or franchise tax Liabilities of each of the SPINCO Companies included in the Combined Return computed on stand-alone basis over the total state income tax or franchise tax Liabilities of the LICT Consolidated Group with respect to such Combined Return, multiplied times the total state income tax or franchise tax Liability of the LICT Consolidated Group with respect to such Combined Return, and (ii) in which any of the SPINCO Companies filed a Tax Return that was not a consolidated, unitary or combined state income tax or franchise Tax Return with the LICT Companies (a “Stand Alone Return”), the aggregate state income tax and franchise tax liability of such SPINCO Companies with respect to such Stand Alone Return. In the case of any SPINCO Company that is treated as a disregarded entity, partnership or other flow-through entity for state income or franchise tax purposes for any taxable year during the PreDistribution Period, such entity shall be treated as a separate entity subject to state income tax or franchise tax (as applicable) for purposes of computing the SPINCO State Tax Liability for such taxable year.

“SPINCO Tax Representations” means the representations of an officer of SPINCO, dated as of [___], in form and substance reasonably satisfactory to the Tax Advisor, delivered to the Tax Advisor in connection with the Tax Opinion.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States.

“Tax Asset” means any federal or state net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any Tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

“Tax Authority” shall mean, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in Liability for Tax as a result of any loss, deduction, refund, credit or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall mean, (a) with respect to the Distribution, the qualification thereof (i) as a transaction described in Section 355(a) of the Code, (ii) as a transaction in which the stock distributed thereby is "qualified property" for purposes of Section 355(c)(2) of the Code, and (iii) as a transaction in which LICT Companies and SPINCO Companies recognize no income or gain for Federal Income Tax purposes pursuant to Section 355 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code; and (b) with respect to any other Separation Transaction that is covered by a Tax Opinion addressing the Federal Income Tax treatment thereof, the qualification of such transaction for the Federal Income Tax treatment set forth in such Tax Opinion.

“Tax Law” shall mean the law of any governmental authority or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean the opinion of a Tax Advisor delivered or issued to LICT pursuant to the Separation Agreement in connection with and regarding the Federal Income Tax treatment of the Separation Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other media) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letters” means the LICT Tax Representations and the SPINCO Tax Representations.

“Tax Return” shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes.

ARTICLE II

Tax Matters

2.1 Assumption and Indemnification of Tax Liabilities.

(a) SPINCO shall be liable for any unpaid SPINCO Federal Income Tax Liability and SPINCO State Tax Liability, whether arising before, at or after the Distribution.

(b) LICT shall be liable for all Tax Liabilities other than those described in Section 2.1(a) of this Agreement.

(c) Each Party hereto agrees to save, indemnify, defend and hold harmless the other, its Subsidiaries and each of their respective directors, officers, employees, agents, successors and assigns from and against their respective Tax Liabilities.

2.2 Distribution Taxes.

(a) LICT shall indemnify and hold harmless each of the SPINCO Companies from and against (i) any and all Distribution Taxes that are not the responsibility of SPINCO pursuant to Section 2.2(b) of this Agreement and (ii) all Liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection.

(b) SPINCO agrees to indemnify and hold harmless each of the LICT Companies from and against (i) any and all Distribution Taxes resulting from or attributable to any breach by SPINCO of any SPINCO Tax Representations or any representation made by it in this Agreement, or any SPINCO Disqualifying Action, and (ii) all Liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax or adjustment described in this subsection.

(c) The provisions of this Section 2.2 shall apply notwithstanding any other provisions of this Agreement.

2.3 Refunds.

(a) If, with respect to any Tax for which the SPINCO Companies are liable pursuant this Agreement, LICT receives a refund, offset or credit, LICT shall remit to SPINCO within thirty days of receipt the amount of such refund, offset or credit, together with any interest received thereon.

(b) If, with respect to any Tax for which any the LICT Companies are liable pursuant to this Agreement, SPINCO receives a refund, offset or credit, SPINCO shall remit to LICT within thirty days of receipt the amount of such refund, offset or credit, together with any interest received thereon.

(c) Any payments required to be made by Sections 2.3(a) or (b) of this Agreement shall be paid net of any Tax Liability and expenses incurred by a Party resulting from such Party’s receipt of such refund from the Tax Authority.

2.4 Tax Returns/Cooperation.

(a) LICT shall prepare and file any Tax Return required to be filed with (1) the Internal Revenue Service with respect to the determination of the Federal Income Tax Liability of the LICT Consolidated Group, and (2) the appropriate Tax Authorities with respect to the determination of the Combined State Tax Liability of the LICT Consolidated Group. With respect to such return preparation, LICT shall not discriminate among any members of the LICT Consolidated Group. LICT shall have the right with respect to any such consolidated Federal Income Tax Returns or Combined State Tax Returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the LICT Consolidated Group. Each of the SPINCO Companies hereby irrevocably appoints LICT as its agent and attorney-in-fact to take any action (including the execution of documents) LICT may deem necessary or appropriate to implement this Section 2.4.

(b) With respect to any other Tax Return, the Party that bears indemnification responsibility under this Article II shall be responsible for the preparation and filing of such Tax Return; provided, however, that in the preparation and filing of such Tax Return, such Party shall not take any position (or make any election) that is inconsistent with any position or election made by LICT in connection with the preparation and filing of any Tax Return required to be filed by LICT pursuant to Section 2.4(a) above.

(c) Each of LICT and SPINCO will, and will cause their respective personnel to, cooperate fully with each other of them in connection with the preparation and review of Tax Returns and in connection with any examinations of any Tax Returns by any Tax Authority.

2.5 Indemnification Procedures.

(a) Any claim for indemnification under this Article II shall be made by written notice from the Party seeking to be indemnified (the “Tax Indemnitee”) to the Party from which indemnification is sought (the “Tax Indemnifying Party”). If a Tax Indemnitee becomes aware during an examination of a Tax Return that the Tax Authority conducting the examination is considering asserting a Tax subject to indemnification under this agreement, the Tax Indemnitee will (i) promptly notify the Tax Indemnifying Party of this fact, (ii) to the extent reasonably practicable, segregate the issue from any other issues being examined by the Tax Authority, (iii) permit the Tax Indemnifying Party to control the Tax examination insofar as it relates to that issue and any administrative or judicial appeals relating to the issue (including whether to settle the issue or to appeal from an adverse determination with regard to the issue) and (iv) cooperate with the Tax Indemnifying Party in all reasonable respects to establish that such Tax is not due and payable.

(b) Upon a determination that a Tax Indemnifying Party is liable for a payment of Taxes to a Tax Indemnitee, the Tax Indemnifying Party shall pay the Tax Indemnitee such Taxes. Such payment will be made on an after-Tax basis promptly following the submission by the Tax Indemnitee of written evidence of the payment of the indemnified Tax.

2.6 Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any of the LICT Companies, on the one hand, and any of the SPINCO Companies, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, none of the SPINCO Companies, on the one hand, and none of the LICT Companies, on the other hand, shall have any further rights or Liabilities thereunder, and this Agreement shall be the sole Tax sharing agreements between the SPINCO Companies, on the one hand, and the LICT Companies, on the other hand.

2.7 Section 336(e) Election. If LICT determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, SPINCO shall (and shall cause any relevant SPINCO Company to) join with LICT and/or any relevant LICT Company in the making of such election and shall take any action reasonably requested by LICT or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by LICT in good faith to take into account such Section 336(e) Election, including by requiring that, in the event (i) the Distribution fails to have Tax-Free Status, (ii) SPINCO does not have exclusive responsibility pursuant to this Agreement for such failure, and (iii) any SPINCO Company actually realizes in cash a Tax Benefit from the step-up in Tax basis resulting from the Section 336(e) Election, SPINCO shall pay over to LICT any such Tax Benefits realized.

2.8 Retention of Tax Records. Each of LICT and SPINCO and their respective Affiliates shall preserve and keep all Tax Records relating to Pre-Distribution Periods and Straddle Periods for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (taking into account extensions), or (b) seven years after the Distribution Date (such later date, the "Retention Date"). After the Retention Date, LICT and SPINCO may dispose of such Tax Records upon 90 days' prior written notice to the other party. If, prior to the Retention Date, either LICT or SPINCO reasonably determines that any Tax Records that it or its Affiliates would otherwise be required to preserve and keep under this Section 2.8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, and the other party agrees, then such first party may dispose of such Tax Records upon 90 days’ prior notice to the other party. Any notice of an intent to dispose given pursuant to this Section 2.8 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books or other records being disposed. The notified party shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

2.9 Access to Tax Records. LICT and SPINCO and their respective Affiliates shall make available to each other for inspection and copying/scanning during normal business hours upon reasonable notice all Tax Records for Pre-Distribution Periods or Straddle Periods to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation or the resolution of items under this Agreement.

2.10       Certain Representations and Covenants.

(a) Representations.

(i) LICT, on behalf of itself and all other members of the LICT Companies, hereby represents and warrants that (i) it has examined the Tax Opinion, the Tax Representation Letters and any other materials delivered or deliverable in connection with the Tax Opinion and the Tax Representation Letters (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to LICT or any member of the LICT Companies or the LICT Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. LICT, on behalf of itself and all other members of the LICT, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to LICT or any member of the LICT Companies or the LICT Business.

(ii) SPINCO, on behalf of itself and all other members of the SPINCO Companies, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to SPINCO or any member of the SPINCO Companies or the SPINCO Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SPINCO, on behalf of itself and all other members of the SPINCO Companies, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SPINCO or any member of the SPINCO Companies or the SPINCO Business.

(iii) Each of LICT, on behalf of itself and all other members of the LICT Companies, and SPINCO, on behalf of itself and all other members of the SPINCO Companies, represents and warrants that it knows of no fact (after due inquiry) that may cause the treatment of the Distribution to be other than the Tax-Free Status.

(iv) Each of LICT, on behalf of itself and all other members of the LICT Companies, and SPINCO, on behalf of itself and all other members of the SPINCO Companies, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(v) SPINCO and each other member of the SPINCO Companies represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention to:

(A) liquidate SPINCO or to merge or consolidate any member of the SPINCO Companies with any other Person subsequent to the Distribution, except for the liquidation of Lynch Michigan Telephone Holding Corporation into LMT Holding LLC;

(B) sell, transfer or otherwise dispose of any material asset of any member of the SPINCO Companies, except in the ordinary course of business;

(C) repurchase stock of SPINCO other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made in the Tax Materials;

(D) take or fail to take any action in a manner that management of SPINCO knows, or should know, is reasonably likely to contravene any agreement with a Tax Authority entered into prior to the Distribution Date to which any member of the SPINCO Companies or the LICT Companies is a party; or

(E) enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly Loyalty Ventures stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to, take or fail to take any action that constitutes a SPINCO Disqualifying Action.

(ii) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to, take or fail to take any action that is inconsistent with the information and representations set forth in the Tax Materials.

(iii) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to, take or fail to take any action in a manner that management of SPINCO knows, or should know, is reasonably likely to contravene any agreement with a Tax Authority entered into prior to the Distribution Date to which any member of the SPINCO Companies or the LICT Companies is a party.

(iv) During the two-year period following the Distribution Date:

(A) SPINCO shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the SPINCO Companies whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Tax-Free Status to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (y) not engage in any transaction or permit any other member of the SPINCO Companies to engage in any transaction that would result in a member of the SPINCO Companies described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof; and (z) not dispose of or permit a member of the SPINCO Companies to dispose of, directly or indirectly, any interest in a member of the SPINCO Companies described in clause (x) hereof, except for the liquidation of Lynch Michigan Telephone Holding Corporation into LMT Holding LLC;

(B) SPINCO shall not repurchase stock of SPINCO in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations in the Tax Materials;

(C) SPINCO shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(D) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of SPINCO or of any other member of the SPINCO Companies; provided, however, that SPINCO may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of SPINCO or any member of the SPINCO Companies, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of SPINCO or any member of the SPINCO Companies or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I), (II) or (III), individually or in the aggregate, together with any other transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in SPINCO (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;

(F) if any member of the SPINCO Companies proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Specified Acquisition Transaction”), SPINCO shall provide LICT, no later than 10 Business Days following the signing of any written agreement with respect to the Specified Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of SPINCO to be issued or sold in such transaction) and a certificate of the board of directors of SPINCO to the effect that the Specified Acquisition Transaction is not a Proposed Acquisition Transaction; and

(G) SPINCO shall not, and shall not permit any other member of the SPINCO Companies to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of SPINCO (including, without limitation, through the conversion of one class of Equity Interests of SPINCO into another class of Equity Interests of SPINCO).

(v) SPINCO shall not take or fail to take, or permit any other member of the SPINCO Companies to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Tax-Free Status.

(c) SPINCO Covenants Exceptions. Notwithstanding the provisions of Section 2.10(b), SPINCO and the other members of the SPINCO Companies may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 2.10(b), if either: (i) SPINCO notifies LICT of its proposal to take such action and SPINCO and LICT obtain a ruling from the IRS to the effect that such action will not affect the Tax-Free Status, provided that SPINCO agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the SPINCO Companies shall not be relieved of any Liability under Section 2.2(b) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) SPINCO notifies LICT of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to LICT in its sole discretion, (B) on which LICT may rely and (C) to the effect that such action “will” not affect the Tax-Free Status, provided that the SPINCO Companies shall not be relieved of any Liability under Section 2.2(b) of this Agreement by reason of having obtained such an opinion.

ARTICLE III

Miscellaneous and General

3.1 Modification or Amendment. The Parties may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective Parties.

3.2 Counterparts. For the convenience of the Parties, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

3.4 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to LICT:

LICT Corporation

401 Theodore Fremd Avenue

Rye, NY 10580

Telephone: (914) 921-8821

Attn: Steven Moore

If to SPINCO:

MachTen, Inc.

1516 Barlow Street, Suite D

Traverse City, MI 49686

Telephone: (855) 642-4227

Attn: Steven Moore or Daniel Miller

3.5 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

3.6 No Third Party Beneficiary. This Agreement is for the purpose of defining the respective rights and obligations of the Parties and is not for the benefit of any employee, creditor or other third party, except as may be expressly set forth herein.

3.7 Successors and Assigns. No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other Party in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other Party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning Party of its obligations hereunder. Any successor by merger to a Party to this Agreement shall be substituted for such Party as a Party to this Agreement, and all obligations, duties and Liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and Liabilities of the substituting Party, enforceable against the substituting party as a principal, as though no substitution had been made.

3.8 Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any Party to take any action, this Agreement will be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

3.9 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

3.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

3.11 Arbitration. Any dispute with respect to this Agreement or any Transaction Document shall be arbitrated in Westchester County, NY in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be a single neutral arbitrator selected who resides in Westchester County, NY. The American Arbitration Association will provide a list of five (5) neutral arbitrators. The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators. Each Party will have no more than twenty-four (24) hours to take its turn striking a name of a neutral arbitrator. The final remaining arbitrator will serve as the neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any New York court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first above written.

LICT CORPORATION

By:
Name:
Title:

MACHTEN, INC.

By:
Name:
Title: